Exhibit 99.1
TRIUMPH FINANCIAL ANNOUNCES COMPLETION OF ACCELERATED SHARE REPURCHASE TRANSACTION AND NEW $50 MILLION SHARE REPURCHASE AUTHORIZATION
DALLAS – May 4, 2023 (GLOBE NEWSWIRE) – Triumph Financial, Inc. (Nasdaq: TFIN) (“Triumph Financial” or the “Company”) announced today that it has completed its accelerated share repurchase transaction on April 28, 2023. On February 1, 2023, the Company entered into an accelerated share repurchase agreement under which it repurchased 1,209,327 shares of its common stock for a total cost of $70 million.
In connection with the completion of the accelerated share repurchase transaction, on May 4, 2023, the Company’s board of directors authorized a new share repurchase program whereby the Company may repurchase up to an additional $50 million of its outstanding common stock. The Company may repurchase shares from time to time in open market transactions or through privately negotiated transactions at the Company’s discretion. The amount, timing, and nature of any share repurchases will be based on a variety of factors, including the trading price of the Company’s common stock, applicable securities laws restrictions, regulatory limitations, as well as market and economic factors. The repurchase program is authorized for a period of up to one year and does not require the Company to repurchase any specific number of shares. At the Company’s discretion, the repurchase program may be modified, suspended or discontinued at any time.
This press release is for informational purposes only and does not constitute an offer to sell or the solicitation to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Triumph Financial
Triumph Financial, Inc. (Nasdaq: TFIN) is a financial holding company focused on payments, factoring and banking. Headquartered in Dallas, Texas, its diversified portfolio of brands includes TriumphPay, Triumph and TBK Bank.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph Financial’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 15, 2023. Forward-looking statements speak only as of the date made and Triumph Financial undertakes no duty to update the information.
Source: Triumph Financial, Inc.
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Investor Relations:
Luke Wyse
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lwyse@tbkbank.com
214-365-6936
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